Exhibit 10.2

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is dated as of February 28, 2018 (the “Effective Date”) and is hereby entered into by and between AG-JCM Wells Avenue Property Owner, LLC (“Landlord”), a Delaware limited liability company, with an address of c/o Jumbo Capital Management, LLC, 1900 Crown Colony Drive, 4th Floor, Quincy, Massachusetts 02169, and Karyopharm Therapeutics Inc. (“Tenant”), a Delaware corporation, with an address of 85 Wells Avenue, 2nd Floor, Newton, Massachusetts 02459.

RECITALS

WHEREAS, Landlord, as successor-in-interest to NS Wells Acquisition LLC, and Tenant are parties to that certain Office Lease Agreement dated March 27, 2014 (the “Office Lease Agreement”), as amended by that First Amendment to Lease dated December 31, 2014 (the “First Amendment”), and as amended by that Second Amendment to Lease dated October 22, 2015 (the “Second Amendment, and together with the Office Lease Agreement and the First Amendment, the “Lease”), pursuant to which Landlord leases to Tenant approximately 46,167 rentable square feet of office space being comprised of (i) 29,933 rentable square feet on the second (2nd) floor (the “Second Amendment Premises”), (ii) 8,468 rentable square feet located on the third (3rd) floor (the “Expansion Premises A”), and (iii) 7,766 rentable square feet located on the third (3rd) floor (the “Expansion Premises B”, and together with the Second Amendment Premises and the Expansion Premises A, the “Existing Premises”), located on the second (2nd) and third (3rd) floors of the building located at 75-95 Wells Avenue, Newton, Massachusetts 02459 (the “Building”);

WHEREAS, Tenant desires to increase the size of the Existing Premises and lease additional space in the Building consisting of a total of approximately 15,976 rentable square feet on the third (3rd) floor of the Building (as shown on Exhibit A attached hereto, the “New Expansion Premises”);

WHEREAS, the Lease by its current terms is set to expire on September 30, 2022 (“Prior Termination Date”) and the parties desire to extend the Term of the Lease; and

WHEREAS, Landlord and Tenant further agree to amend, modify and/or supplement other provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Effective Date, as follows:

1.	Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this Amendment as if set forth herein in full.

2.	Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Amendment as if set forth herein in full.

3.

Capitalized Terms and Conflicts. All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the definitions set forth in this Amendment shall supersede and control.

4.

Extension. The Term of the Lease is hereby extended for a period commencing on October 1, 2022 and expiring on September 30, 2025 (“Third Amendment Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Third Amendment Extension Date”) and ending on the Third Amendment Termination Date shall be referred to herein as the “Third Amendment Extended Term”.

5.

Addition of New Expansion Premises. Commencing on the Effective Date (the “New Expansion Premises Commencement Date”), the Existing Premises (the Existing Premises consists of the Second Amendment Premises, Expansion Premises A and Expansion Premises B, and contains 46,167 rentable square feet) shall be expanded to include the New Expansion Premises (the New Expansion Premises contains 15,976 rentable square feet). Accordingly, as of the New Expansion Premises Commencement Date: (a) the total premises to be leased by Tenant in the Building shall consist of approximately 62,143 rentable square feet (the “Resulting Premises”); and (b) all references in the Lease to the Premises shall mean the “Resulting Premises”.

6.

Coterminous Lease Term. The term of the Lease with respect to the New Expansion Premises shall be coterminous with the Term (as same may be extended pursuant to the terms and conditions of the Lease) with respect to the Existing Premises.

7.	Base Rent.

a.

Base Rent for Second Amendment Premises. From and after the Effective Date, Tenant shall pay Base Rent with respect to the Second Amendment Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease:

Period	Monthly Base Rent	Annual Base Rent
Effective Date – November 30, 2018	$71,090.88	$853,090.50***
December 1, 2018 – November 30, 2019	$72,338.08	$868,057.00

December 1, 2019 – November 30, 2020	$73,585.29	$883,023.50
December 1, 2020 – November 30, 2021	$74,832.50	$897,990.00
December 1, 2021 – September 30, 2022	$78,574.13	$942,889.50***
October 1, 2022 – September 30, 2023	$93,540.63	$1,122,487.50
October 1, 2023 – September 30, 2024	$96,035.04	$1,152,420.50
October 1, 2024 – September 30, 2025	$98,529.46	$1,182,353.50

***Annualized figure.

b.

Base Rent for Expansion Premises A. In addition to the foregoing, from and after the Effective Date, Tenant shall pay Base Rent with respect to Expansion Premises A in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period	Monthly Base Rent	Annual Base Rent
Effective Date – September 30, 2018	$20,817.17	$249,806.00***
October 1, 2018 – September 30, 2019	$21,170.00	$254,040.00
October 1, 2019 – September 30, 2020	$21,522.83	$258,274.00
October 1, 2020 – September 30, 2021	$21,875.67	$262,508.00
October 1, 2021 – September 30, 2022	$22,228.50	$266,742.00

October 1, 2022 – September 30, 2023	$26,462.50	$317,550.00
October 1, 2023 – September 30, 2024	$27,168.17	$326,018.00
October 1, 2024 – September 30, 2025	$27,873.83	$334,486.00

**Annualized figure.

c.

Base Rent for Expansion Premises B. In addition to the foregoing, from and after the Effective Date, Tenant shall pay Base Rent with respect to Expansion Premises B in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period	Monthly Base Rent	Annual Base Rent
Effective Date – September 30, 2018	$19,091.42	$229,097.00***
October 1, 2018 – September 30, 2019	$19,415.00	$232,980.00
October 1, 2019 – September 30, 2020	$19,738.58	$236,863.00
October 1, 2020 – September 30, 2021	$20,062.17	$240,746.00
October 1, 2021 – September 30, 2022	$20,385.75	$244,629.00
October 1, 2022 – September 30, 2023	$24,268.75	$291,225.00
October 1, 2023 – September 30, 2024	$24,915.92	$298,991.00
October 1, 2024 – September 30, 2025	$25,563.08	$306,757.00

***Annualized figure.

d.

Base Rent for New Expansion Premises. In addition to the foregoing, Tenant shall pay Base Rent with respect to the New Expansion Premises in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease.

Period (Months)	Monthly Base Rent	Annual Base Rent
Free Rent Period	$0.00**	$0.00**
NEP Rent Commencement Date – September 30, 2018	$43,268.33	$519,220.00***
October 1, 2018 – September 30, 2019	$44,599.67	$535,196.00
October 1, 2019 – September 30, 2020	$45,931.00	$551,172.00
October 1, 2020 – September 30,2021	$47,262.33	$567,148.00
October 1, 2021 – September 30, 2022	$48,593.67	$583,124.00
October 1, 2022 – September 30, 2023	$49,925.00	$599,100.00
October 1, 2023 – September 30, 2024	$51,256.33	$615,076.00
October 1, 2024 – September 30, 2025	$52,587.67	$631,052.00***

* “Free Rent Period” shall commence on the New Expansion Premises Commencement Date and continue through the day immediately preceding the “NEP Rent Commencement Date”, which shall be the earlier of (i) one (1) month after the date of Substantial Completion (as defined below) of Tenant’s New Expansion Premises Work, or (ii) June 1, 2018. For the purposes of this Third Amendment, the term “Substantially Complete” or “Substantial Completion” shall mean, with respect to the New Expansion Premises Work, such work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the New Expansion Premises, and Tenant has obtained such evidence as is customarily provided by the City of Newton to lawfully occupy the New Expansion Premises. In the event that Substantial Completion of Tenant’s New Expansion Premises Work occurs on a date other than the first day of a calendar month, Tenant shall not be liable for the payment of Base Rent during the period of time beginning on Substantial Completion of Tenant’s New Expansion Premises Work and ending on the date that is thirty (30) days following the Substantial Completion of Tenant’s New Expansion Premises Work. Thereafter, Base Rent for such partial calendar month shall be pro-rated through the final day of such calendar month and for subsequent months Base Rent shall commence on the first day of each calendar month, all in accordance with the Base Rent tables set forth herein, and otherwise in accordance with the terms and conditions of the Lease.

** During the entire Term of the Lease, including any free Base Rent period as applicable, Tenant shall be responsible for payment of Additional Rent, including, without limitation, charges for electricity as set forth in Section 7.02 of the Lease.

***Annualized figure.

8.

Tenant’s Pro Rata Share. Effective as of the New Expansion Premises Commencement Date, Tenant’s Pro Rata Share with respect to (i) the New Expansion Premises shall be 6.61%, (ii) the Existing Premises shall be 19.11%, and (iii) the Resulting Premises shall be 25.72%.

9.

Condition of Existing Premises. Tenant shall perform the Tenant’s Existing Premises Work described on Exhibit B attached hereto and incorporated herein by reference. Tenant acknowledges that Tenant is in possession of the Existing Premises and accepts the same “as is”, without any obligation on the part of Landlord to refurbish the Existing Premises, and without any representation by Landlord to Tenant as to the condition of the Existing Premises or the Building, and Tenant is satisfied with the condition of the Existing Premises as it relates to the suitability of the Existing Premises for Tenant’s purposes. Nothing herein contained shall in any way diminish or affect Landlord’s on-going repair, maintenance and/or replacement obligations under Section 9.02 of the Lease or Landlord’s service obligations under Section 7 of the Lease.

10.

Condition of New Expansion Premises. Tenant shall perform Tenant’s New Expansion Space Work described on Exhibit C attached hereto and incorporated herein by reference. Tenant acknowledges that Tenant has examined the New Expansion Premises, and accepts the same “as is”, without any obligation on the part of Landlord to refurbish the New Expansion Premises, and without any representation by Landlord to Tenant as to the condition of the New Expansion Premises or the Building, and Tenant is satisfied with the condition of the New Expansion Premises as it relates to the suitability of the New Expansion Premises for Tenant’s purposes. Nothing herein contained shall in any way diminish or affect Landlord’s on-going repair, maintenance and/or replacement obligations under Section 9.02 of the Lease or Landlord’s service obligations under Section 7 of the Lease.

11.	New Expansion Premises Base Year Expenses and Taxes.

a.

Tenant shall continue to pay its Pro Rata Share of increases to Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, as further described in Section 11.d below, with respect to the Resulting Premises, for the period commencing on the New Expansion Premises Commencement Date and ending on the Third Amendment Termination Date:

i.	With respect to the Resulting Premises, Base Year Expenses shall be actual Expenses incurred with respect to the period commencing on January 1, 2018 and ending on December 31, 2018; and

ii.	With respect to the Resulting Premises, Base Year Taxes shall be actual Taxes for the twelve-month period commencing on July 1, 2018 and ending on June 30, 2019.

b.

Notwithstanding anything to the contrary contained in the Lease or herein, commencing on the New Expansion Premises Commencement Date, Tenant’s Pro Rata Share of increases to Expenses (as adjusted based on 95% occupancy in accordance with Exhibit B, Section 2.03 of the Lease) shall not exceed Tenant’s Pro Rata Share of Controllable Operating Expenses (as hereinafter defined) for the immediately preceding calendar year, as such Controllable Operating

Expenses may be increased by no more than four percent (4%) per calendar year on a cumulative and compounded basis. For purposes hereof, “Controllable Operating Expenses” shall mean all Expenses other than Taxes, insurance premiums, and utility costs and utility expenses. Tenant’s audit rights provided for in Exhibit B, Section 4 of the Lease shall include the right to inspect any of Landlord’s records necessary to verify the increase in any Controllable Operating Expenses as described herein.

c.

If the Building is not fully assessed in the Base Year and any comparison years, then the Landlord shall adjust the subject year’s Taxes expense to reflect what such year’s taxes would have been had the Building been fully completed and assessed for tax purposes.

d.

Notwithstanding anything to the contrary contained herein, Tenant shall continue to pay its Pro Rata Share of Expenses and Taxes with respect to the Existing Premises in accordance with the terms of the Lease until the New Expansion Premises Commencement Date. Beginning on the New Expansion Premises Commencement Date, the Base Year for Expenses and Taxes with respect to the Existing Premises shall change to be the same as the Base Years for Expenses and Taxes with respect to the New Expansion Premises. During the calendar year in which the above described change occurs and ending on the day immediately prior to the New Expansion Premises Commencement Date, the Base Year for Expenses and Taxes shall remain as specified under the Lease. From and after the New Expansion Premises Commencement Date, the Base Year applicable to the Resulting Premises shall be the Base Year as defined in Section 11.a of this Third Amendment.

12.

Resulting Premises Floor Plan. As of the New Expansion Premises Commencement Date, the Plan of Expansion Premises A, Plan of Expansion Premises, First Floor RFO Premises, and Third Floor RFO Premises attached to the First Amendment as Exhibit A, A-1, B, and B-1, respectively, shall be deleted and removed in their entireties and replaced with the Resulting Premises Floor Plan attached hereto as Exhibit A.

13.

Electricity. Tenant shall continue to pay electricity charges for the Existing Premises as set forth in Section 7.02 of the Lease. Tenant shall pay electricity charges for the New Expansion Premises in accordance with the provisions of Section 7.02 of the Lease.

14.

Expansion Right. Subject to the terms and conditions set forth below and subject to (i) the rights of existing tenants in the applicable space to extend the term of their lease and/or (ii) the prior rights of other tenants or occupants in the Building or other buildings owned by Landlord with respect to the applicable space, all of such existing rights described in this sentence being listed on Exhibit D attached hereto and made a part hereof, at any time prior to May 31, 2018, Tenant shall have the right (“Tenant’s Expansion Right”) to lease any portion, provided that in exercising Tenant’s Expansion Right, in no event shall such portion be less than 20,000 rentable square feet in size, of certain space consisting of approximately 36,000 rentable square feet currently occupied by Dell and shown on Exhibit E attached hereto (the “Expansion Space”) upon the same terms and conditions as the New Expansion Premises and with a fair market tenant improvement allowance. Notwithstanding anything contained herein to the contrary, if Tenant elects to exercise Tenant’s Expansion Right with respect to a portion of the Expansion Space that is less than the entirety of the Expansion Space, the remaining portion of the Expansion Space that Tenant does not elect to occupy must be (i) reasonably acceptable to Landlord and (ii) a leasable unit of space in that such space has access to the floor’s common elevator lobby and other building core utilities and shafts. Tenant shall deliver to Landlord notice in writing of its election to exercise Tenant’s Expansion Right (“Tenant’s Expansion Notice”) on or before May 31, 2018. Within ten (10) days of receipt of Tenant’s Expansion Notice, Landlord shall notify Tenant in writing of its proposed fair market tenant improvement allowance for the Expansion Space (“Landlord’s Expansion Proposal”). If Tenant disputes Landlord’s proposed fair market tenant improvement allowance, such fair market tenant improvement allowance shall be determined in accordance with the procedure set forth in this Section 14. Once the amount of such fair market tenant improvement allowance is determined to the satisfaction of both parties, Landlord and Tenant shall execute an amendment to this Lease (“Expansion Amendment”) incorporating the Expansion Space into the Resulting Premises. Landlord shall deliver a proposed Expansion Amendment within a reasonable time after the determination of such fair market tenant improvement allowance and, provided that the Expansion Amendment is in accordance with the terms of this Section 14, Tenant shall use commercially reasonable efforts to execute and return the Expansion Amendment within ten (10) business days thereafter. Notwithstanding any contrary provision of this Section or any other provision of this Amendment or the Lease, any expansion right and any exercise by Tenant of any expansion right contained in this Section 14 shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising its right under this Section 14 and on the commencement date of the amendment for the Expansion Space (i) the Lease is in full force and effect and (ii) no Default of Tenant has occurred, which Default has not been cured within the applicable cure period, under the Lease and (iii) Tenant shall not have assigned the Lease in its entirety, nor subleased a portion of the Resulting Premises that is greater than thirty-three percent (33%) of the total rentable square feet of the Resulting Premises.

Landlord and Tenant shall negotiate in good faith to determine the fair market tenant improvement allowance for the Expansion Space for a period of thirty (30) days after the date on which Tenant receives Landlord’s Expansion Proposal, as provided hereunder. In the event Landlord and Tenant are unable to agree upon the fair market tenant improvement allowance for the Expansion Space within said thirty (30) day period, the fair market tenant improvement allowance shall be determined by a board of three (3) licensed commercial real estate appraisers, each having at least ten (10) years’ experience in office leasing in the Boston office market, one of whom shall be named by Landlord, one of whom shall be named by Tenant and the two so appointed shall select the third. Landlord and Tenant agree to make their appointments within fifteen (15) days after the expiration of said thirty (30) day period. The two appraisers selected by Landlord and Tenant shall select the third appraisers within fifteen (15) days after they have both been selected, and each of Landlord’s and Tenant’s appraiser shall, within fifteen (15) days after the third appraiser is selected, submit his or her determination of fair market tenant improvement allowance to the third appraiser. The third appraiser shall select the determination of Landlord’s or Tenant’s appraiser that such third appraiser finds to most closely resemble fair market tenant improvement allowance, and that amount shall be the fair market tenant improvement allowance in connection with the Expansion Space. Each party shall bear the cost of its appraiser and the parties shall share equally in the cost of the third appraiser.

15.	Right of First Offer.

a.

Subject to the terms and conditions set forth below and subject to (i) the rights of existing tenants in the applicable space to extend the term of their lease, provided that such rights are contained in such tenant’s lease, and/or (ii) the prior rights of other tenants or occupants in the Building or other buildings owned by Landlord with respect to the applicable space, all of such existing rights described in this sentence being listed on Exhibit D, beginning on March 31, 2018, Tenant shall have an ongoing “Right of First Offer” to lease any space in the Building contiguous to the Premises on the second (2nd) floor, but excluding space that is not under lease as of the date hereof (the “ROFO Space”). Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant stipulate and agree that Tenant has no preferential expansion rights besides Tenant’s Expansion Right in Section 14 of this Amendment and the Right of First Offer granted under this Section 15. The Right of First Offer granted herein is in addition to the existing Right of First Offer granted under the First Amendment to the Lease with respect to approximately 14,007 rentable square feet of space located on the first (1st) floor of the Building.

b.

If there shall be less than one (1) year remaining in the then current Term, then Tenant’s Right of First Offer for such ROFO Space shall be contingent upon Tenant effectively exercising its option, if any, to extend the Term pursuant to the terms and conditions of the Lease at the same time as it exercises such Right of First Offer, and the term of the ROFO Space shall be for the same Term as extended.

c.

Landlord will notify Tenant (“Landlord’s Offer Notice”) of its plans to market any portion of the ROFO Space to any unrelated third party. Landlord’s Offer Notice shall specify (i) the size and location of the ROFO Space that it plans to market, (ii) the business terms upon which the ROFO Space is being offered to Tenant for lease, including, without limitation, Landlord’s determination of the fair market rent for such ROFO Space and the proposed tenant improvement allowance (if any) for the ROFO Space, (iii) the date of availability of such ROFO Space (the “ROFO Space Availability Date”), (iv) the condition in which such ROFO Space is being offered to Tenant for lease, and (v) all other material terms and conditions which will apply to such ROFO Space. Landlord’s Offer Notice shall be delivered to Tenant no later than three (3) months prior to the day on which rent would commence on the ROFO Space.

d.

Tenant will notify Landlord (“Tenant’s Response Notice”) within ten (10) business days of receipt of Landlord’s Offer Notice if Tenant wishes to (i) lease such ROFO Space from Landlord on the terms and conditions so specified, or (ii) decline to lease such ROFO Space. If Tenant notifies Landlord that it wishes to lease the ROFO Space as set forth in clause (i) above, Landlord and Tenant shall execute an amendment to this Lease (the “ROFO Amendment”) incorporating the ROFO Space into the Resulting Premises upon the terms contained in Landlord’s Offer Notice. Landlord shall deliver a proposed ROFO Amendment within a reasonable time after Landlord’s receipt of Tenant’s notice of its election to exercise Tenant’s Right of First Offer and, provided that the ROFO Amendment is in accordance with the terms of Landlord’s Offer Notice, Tenant shall execute and return the ROFO Amendment within ten (10) business days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the ROFO Amendment is timely executed.

If Tenant fails to deliver to Landlord Tenant’s Response Notice within said ten (10) business day period, or fails to exercise its option to extend the Term of the Lease, if necessary, (i) Tenant shall be deemed to have waived its rights with respect to the ROFO Space, (ii) the Right of First Offer with respect to any such ROFO Space shall be of no further force or effect, and (iii) Landlord shall be entitled to lease, at its sole discretion and without any further notice to Tenant, all or any portion of such ROFO Space to any third party or parties on such terms and conditions, including, without limitation, options to extend the term of such lease and/or expand the premises under such lease, and for such rent as Landlord determines, all in its sole discretion until the ROFO Space again becomes available for lease; provided however, that if Landlord is thereafter prepared to offer such ROFO Space on new terms that have a net economic value that is less than ninety percent (90%) of the net economic value, including down time, of the terms set forth in the Landlord’s Offer Notice, Landlord agrees to offer such new terms to Tenant by delivering an updated Landlord’s Offer Notice to Tenant in which event the foregoing provisions of this Section 15 shall govern as if the updated Landlord Offer Notice were the original Landlord Offer Notice. Notwithstanding anything to the contrary contained herein, in the event Tenant timely exercises its Right of First Offer in accordance with this Section on or before March 31, 2019, the Base Rent for the ROFO Space shall be equal to the rent schedule then in place for the New Expansion Premises, and the tenant improvement allowance, if any, to be provided by Landlord to Tenant for the construction of the ROFO Space shall be in an amount equal to fair market value.

e.

If Tenant exercises its right to lease any portion of the ROFO Space, Landlord shall use reasonable efforts to deliver such ROFO Space on the date set forth in Landlord’s Offer Notice, free of all tenants and occupants and otherwise in the condition specified therein.

f.

Notwithstanding any contrary provision of this Section or any other provision of the Lease, any Right of First Offer and any exercise by Tenant of any Right of First Offer shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Offer and on the commencement date of the amendment for the ROFO Space (i) this Lease is in full force and effect, (ii) no Default of Tenant has occurred, which Default has not been cured within the applicable cure period, under this Lease and (iii) Tenant shall not have assigned the Lease in its entirety, nor subleased a portion of the Resulting Premises that is greater than thirty-three percent (33%) of the total rentable square feet of the Resulting Premises.

16.

Roof Deck. Landlord, at Landlord’s cost and in a commercially reasonable amount of time, shall construct a roof deck in the size and location shown on Exhibit F attached hereto (the “Roof Deck”), and shall perform the roof work, subject to a mutually agreeable cost, as described on Exhibit F (the “Roof Work”). The Roof Work shall include the installation of a door and locks thereon for Tenant’s access to the Roof Deck, the plans and specifications for which shall be subject to Tenant’s reasonable prior written approval, not to be unreasonably withheld, conditioned, or delayed. Tenant’s right to use the Roof Deck shall be exclusive to Tenant throughout the Term, except as provided herein or in the Lease. Landlord shall not provide access to the Roof Deck to other parties through the Resulting Premises or any expansion thereof. All provisions of the Lease applicable to the Premises (excluding the payment of Base Rent and calculation of rentable square footage) shall be applicable to the Roof Deck, including without limitation, all provisions related to insurance, repair, maintenance and casualty. Tenant’s use of the Roof Deck shall be in accordance with all terms and conditions of the Lease, the Roof Deck Rules and Regulations attached hereto as Exhibit G and incorporated herein by reference, and all Laws. Tenant shall not make any alterations or additions to the Roof Deck unless Tenant receives Landlord’s prior written consent, which consent may be given or withheld for any reason, or for no reason. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to construct the Roof Deck if the cost of such Roof Work exceeds one hundred ten percent (110%) of the estimated construction cost of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Roof Work Cap”). In the event that the cost of the Roof Work exceeds the Roof Work Cap in accordance with the previous sentence, Tenant shall elect, at its discretion and upon prior reasonable written notice to Landlord, to either (a) receive a credit towards Base Rent of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Additional Base Rent Credit Amount”) which shall be added to the Base Rent Credit Amount (as defined in Exhibit B), in which event the Roof Deck as contemplated herein shall not be constructed, or (b) apply any existing portion of the Existing Premises TI Allowance or the New Expansion Premises TI Allowance for any Roof Work cost or expense in excess of the Roof Work Cap. Tenant shall make payment to Landlord within ten (10) days after Tenant’s receipt of any invoice from Landlord delivered in connection with this subsection (b). In no event shall Landlord be liable for any cost or expense related to the Roof Work that exceeds the Roof Work Cap, and any such cost shall be the responsibility of Tenant. No provisions of this Section 16 shall limit Landlord’s responsibility for all structural and building systems maintenance and repairs in accordance with the Lease. Except for Landlord’s negligence and willful misconduct, to the maximum extent such agreement may be made effective according to law, Tenant shall defend, indemnify and save harmless, Landlord and its agents and employees (the “Landlord Indemnities”) against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord, its employees and/or its agents in connection with the Roof Deck. Tenant’s use of the Roof Deck shall be in accordance with all rules and regulations of the Building, and Landlord may specify reasonable rules and regulations now or hereafter in connection with the Roof Deck, including without limitation the Rules and Regulations set forth in Exhibit G hereto, and Tenant shall comply with such reasonable rules and regulations. Notwithstanding anything contained herein to the contrary, the square footage of the Roof Deck shall not be deemed a portion of the Premises for the purposes of calculating any Base Rent, Additional Rent, or any other charge that is calculated on a per square foot basis pursuant to this Lease.

17.

Common Area Upgrades. Landlord, at Landlord’s sole cost and expense, shall perform upgrades to the Common Areas of the Building in accordance with the scope of work attached hereto as Exhibit H and incorporated herein by reference (the “Common Area Upgrades”).

18.

HVAC. Without limiting Landlord’s obligations to maintain the Premises under the Lease, Landlord, at Landlord’s sole cost and expense, shall hire a licensed engineer to evaluate the efficacy of the HVAC System in the Building and shall provide a written report of such inspection to Tenant. If such report recommends any repairs, replacements, or adjustments of the Building’s HVAC System, Landlord shall cause such repairs, replacements or adjustments to be made at Landlord’s cost within a reasonable time. Additionally, Landlord shall provide Tenant with access to the Building’s HVAC System which controls the temperature of the Resulting Premises such that Tenant may independently regulate the temperature in the Resulting Premises; provided however, that Landlord may install a sub meter for the Building’s HVAC System which separates Tenant’s HVAC for the Resulting Premises, as well as such other controls to properly moderate the Building’s temperature and any Building HVAC System. If Landlord elects to install a sub meter and other controls in accordance with the preceding sentence, up to one half (1/2) of the the cost of such work, but in no event more than Seven Thousand Five Hundred and 00/100 Dollars ($7,500), shall be applied towards the Existing Premises TI Allowance (as defined in Exhibit B). Landlord agrees to cooperate with Tenant to regulate the temperature in the Resulting Premises such that the temperature is comfortable to Tenant’s employees.

19.

Furniture. Landlord hereby licenses to Tenant, during the Term of this Lease, the right to use the furniture listed on Exhibit I attached hereto and incorporated herein by reference (the “Furniture”). Tenant acknowledges and agrees Tenant accepts all such Furniture in its “as-is” and “where is” condition. Tenant acknowledges and agrees Landlord shall not be liable for any repair, maintenance, replacement, or other cost or expense associated with the Furniture except those repairs, replacements or other costs or expenses necessitated by the negligence or willful misconduct of Landlord or any of Landlord’s contractors, employees, or agents. Tenant shall indemnify and release Landlord from any and all liability, damages, costs, and expenses in connection with said Furniture except as limited by the preceding sentence. It is hereby understood and agreed that Landlord makes no representations or warranties, express, implied, or otherwise, in connection with the Furniture. Tenant shall return the Furniture to Landlord as good of a condition as it was delivered to the Tenant, reasonable wear and tear and damage caused by fire or other casualty excepted, and otherwise in accordance with all terms and conditions of the Lease. Landlord shall remove all furniture not identified on Exhibit I within a commercially reasonable period of time.

20.

Parking. Effective as of the New Expansion Premises Commencement Date, Tenant shall have the right to use on a non reserved, first come, first served basis, parking on the surface parking lot located adjacent to the Building at a ratio of three and two-tenths (3.2) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (equaling one hundred ninety-nine (199) parking spaces for Tenant’s occupancy of 62,143 rentable square feet) and otherwise upon the same terms and conditions as specified in the Lease. There shall be no additional charges to Tenant for the parking rights granted herein or under this Lease.

21.	Hazardous Materials. The following shall be added to Section 26.14 of the Lease:

Landlord shall defend, indemnify, and hold harmless Tenant and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys’ fees and cost of clean-up and remediation) with respect to the release of Hazardous Materials that are caused by Landlord. Landlord represents that, as of the Effective Date, Landlord, to the best of its knowledge, has not received notice from any governmental agencies or other third parties alleging that the Building or Premises is in violation of any Laws or regulations relating to Hazardous Materials, which violation is still in effect, and, except as previously disclosed to Tenant in writing, Landlord, to the best of its knowledge, is not aware of any Hazardous Materials have been released upon any portion of the Property and remain unremediated. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

22.

Security Deposit. Landlord acknowledges that it is holding a Security Deposit in the form of a letter of credit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00). The amount of the Security Deposit shall remain unchanged.

23.

Extension Option. Notwithstanding that pursuant to this Amendment, Tenant is extending the Term of the Lease for the Existing Premises to be coterminous with the Term of the Lease for the New Expansion Premises, Tenant shall retain the right to extend the Term of the Lease for the Resulting Premises then demised to Tenant in accordance with the terms and conditions set forth in Section 1 (Extension Option) of Exhibit G of the Lease.

24.

Notices and Rent Payment Addresses. “Landlord’s Notice Address” and “Landlord’s Rent Address”, as both terms are defined in Section 1.12 of the Lease, are hereby deleted in their entirety and replaced with the following:

Landlord’s Notice and Rent Address:

1900 Crown Colony Drive, 4th Floor

Quincy, Massachusetts 02169

25.

Signage. Notwithstanding any provision of the Lease to the contrary, Landlord shall install, at Landlord’s sole cost and expense, all Tenant identification and suite number signage in the lobby of the Building and in the Resulting Premises, such signage to be to be consistent with that for other tenants in the Building and in accordance with all lawful ordinances, regulations and orders of governmental authority, and subject to Landlord’s reasonable approval.

26.

Brokers. Landlord and Tenant represent and warrant to the other that except for Jones Lang LaSalle and Newmark Knight Frank (the “Brokers”) they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Amendment. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section. Landlord will pay any commission due to the Brokers pursuant to its separate agreement with the Brokers.

27.	Representations.

a.

Landlord’s Representations. As of the Effective Date, Landlord hereby represents and warrants that: (a) to the best of Landlord’s knowledge all Building systems serving the Existing Premises, including without limitation all building fire protection, HVAC, electrical, and mechanical systems, are in good working order; and (b) to the best of Landlord’s knowledge, the Existing Premises is in conformity with all applicable building codes, permits, laws, and regulations, including, without limitation, the Americans with Disabilities Act.

b.

Tenant’s Representations. Tenant hereby represents and warrants, to best of Tenant’s knowledge, to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Existing Premises and is paying the Base Rent, Additional Rent and any other charges or sums due under the Lease with respect to the Existing Premises; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

28.

SNDA. As to any future mortgage, ground lease, and/or underlying lease or deed of trust, Landlord shall use commercially reasonable efforts to obtain from such mortgagee, ground lessor, or trustee therein a Nondisturbance Agreement (as such term is defined in Section 23 of the Lease) in accordance with and subject to the terms and conditions of the Lease.

29.

Ratification of Lease. Except as amended and modified by this Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified. In the event that any provision of this Third Amendment conflicts with the provisions of the Lease, the provisions of this Third Amendment shall control.

30.

Execution/Entire Agreement. This Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

31.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the date set forth above.

LANDLORD:

AG-JCM WELLS AVENUE PROPERTY OWNER, LLC,

a Delaware limited liability company

By:	/s/ Jay O. Hirsh
Name:	Jay O. Hirsh
Title:	Authorized Signatory

TENANT:

KARYOPHARM THERAPEUTICS INC.,

a Delaware corporation

By:	/s/ Christopher B. Primiano
Name:	Christopher B. Primiano
Title:	EVP, Chief Business Officer

EXHIBIT A

RESULTING PREMISES FLOOR PLAN

See attached.

Ex. A – Page 1

EXHIBIT B

THIRD AMENDMENT WORK LETTER

This Exhibit is attached to and made a part of the Third Amendment to Lease by and between AG-JCM Wells Avenue Property Owner, LLC, a Delaware limited liability company, (“Landlord”), and Karyopharm Therapeutics Inc., a Delaware corporation (“Tenant”), for space in the Building located at 75-95 Wells Avenue, Newton, Massachusetts 02459 (the “Building”).

1.      Tenant’s Work. Subject to the terms of this Work Letter, other applicable provisions of this Amendment, the Lease, and Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, Tenant may engage its own architects, engineers, consultants, general contractor and subcontractors to perform the following work:

(a)    Certain commercially reasonable improvements (“Tenant’s Existing Premises Improvements”) to the Existing Premises in accordance with the Existing Premises Plans (as hereinafter defined), a scope of work to be mutually agreed to by Landlord and Tenant and attached hereto as Exhibit B-1 (“Tenant’s Existing Premises Work”), and a construction schedule to be mutually agreed to by Landlord and Tenant and attached hereto as Exhibit B-2 (the “Existing Premises Construction Schedule”); and

(b)    Certain commercially reasonable improvements (“Tenant’s New Expansion Premises Improvements”, and together with Tenant’s Existing Premises Improvements, the “Third Amendment Improvements”) to the New Expansion Premises in accordance with the New Expansion Premises Plans (as hereinafter defined), a scope of work to be mutually agreed to by Landlord and Tenant and attached hereto as Exhibit C-1 (“Tenant’s New Premises Work”, and together with Tenant’s Existing Premises Work, “Tenant’s Third Amendment Work”), and a construction schedule to be mutually agreed to by Landlord and Tenant and attached hereto as Exhibit C-2 (the “New Expansion Premises Construction Schedule”). As part of Tenant’s Third Amendment Work, Tenant shall have the right to construct any specialized facilities, provided such work does not impact the structural integrity of the Building and Landlord’s approval is obtained, which approval may not be unreasonably withheld. Such specialized facilities shall be constructed in a good and workmanlike manner and in compliance with all applicable laws, as well as all terms and conditions of Lease and this Amendment. Landlord shall not charge a fee for plan review or construction supervision to Tenant in connection with Tenant’s Third Amendment Work.

(c)    Tenant’s Third Amendment Work shall be performed in a good and workmanlike manner and in compliance with all applicable laws, as well as all terms and conditions of this Third Amendment and the Lease. As part of Tenant’s Third Amendment Work, Tenant’s contractor shall use commercially reasonable efforts to soundproof the Existing Premises and the New Expansion Premises and install appropriate ventilation so that Tenant’s use of the Existing Premises and the New Expansion Premises shall not result in unreasonable noise and/or odors being transmitted outside the of such space. Prior to commencing Tenant’s Existing Premises Work, Tenant shall deliver to Landlord the plans (the “Existing Premises Plans”), as described on Exhibit B-3 attached hereto, detailing Tenant’s Existing Premises Work, and obtain Landlord’s approval of the same.

Ex. B – Page 1

Prior to commencing Tenant’s New Expansion Premises Work, Tenant shall deliver to Landlord the plans (the “New Expansion Premises Plans”, and together with the Existing Premises Plans, the “Third Amendment Plans”), as described on Exhibit C-3 attached hereto, detailing Tenant’s New Expansion Premises Work, and obtain Landlord’s approval of the same. Landlord’s approval of the Third Amendment Plans shall not be unreasonably withheld or delayed. Before commencing Tenant’s Existing Premises Work or Tenant’s New Expansion Premises Work, respectively, Tenant shall, (a) obtain (and deliver to Landlord copies of) all required permits and authorizations of any state, federal or municipal governing body for such work, and (b) deliver to Landlord certificates (in form reasonably acceptable to Landlord) evidencing the following insurance coverages from each contractor and subcontractor: (i) worker’s compensation insurance covering all persons to be employed in the performance of Tenant’s Third Amendment Work, and (ii) commercial general liability insurance on a primary and non-contributory basis with a limit of liability approved by Landlord, and with contractual liability coverage, naming Landlord, Landlord’s managing agent, Landlord’s property manager and any designated mortgagee of the Building as additional insureds, and (iii) builders risk insurance for the full value of Tenant’s Third Amendment Work performed by such contractor and subcontractor. Notwithstanding anything contained herein to the contrary, the foregoing conditions are intended to be separate and apart with respect to each portion of Tenant’s Third Amendment Work and Tenant may commence either Tenant’s Existing Premises Work or Tenant’s New Expansion Premises Work when the foregoing conditions are met with respect to the applicable space regardless of whether the conditions have been met with respect to the other. Where more than one type of material or structure is indicated on the Third Amendment Plans approved by Landlord, the option will be with Tenant’s reasonable discretion.

(d)    Any reasonable out-of-pocket expenses incurred by Landlord in connection with Landlord’s review of Tenant’s Third Amendment Work and inspection of Tenant’s Third Amendment Work, including outside experts retained by Landlord for that purpose shall be included in the Existing Premises TI Allowance or the New Expansion Premises TI Allowance, as applicable. Landlord’s consent to Tenant’s Third Amendment Work and Landlord’s approval of the Third Amendment Plans shall be without liability to or recourse against Landlord, shall not release Tenant from its obligations to comply strictly with the provisions of this Third Amendment and the Lease, and shall not constitute any representation or warranty by Landlord regarding the adequacy for any purpose of Tenant’s Third Amendment Work or the Third Amendment Plans or their compliance with applicable law, and shall not relieve Tenant from obtaining Landlord’s express written approval to revisions thereto. Promptly after completion of Tenant’s Existing Premises Work and Tenant’s New Expansion Premises Work, respectively, Tenant shall, at Tenant’s expense, obtain and deliver to Landlord copies of all sign-offs, letters of completion, approvals and certificates of any government authority required upon the completion of such work and “as-built” plans and specifications for such work prepared as reasonably required by Landlord.

Ex. B – Page 2

(e)    If, in connection with Tenant’s Third Amendment Work or any other act or omission of Tenant or Tenant’s employees, agents or contractors, a mechanic’s lien, financing statement or other lien or violation of any applicable law, is filed against Landlord or all or any part of the Building or Property (as such term is defined in Section 1.15 of the Lease), Tenant shall, at Tenant’s expense, have such lien removed by bonding or otherwise within thirty (30) days after Tenant receives notice of the filing.

(f)    All construction managers, contractors and subcontractors performing work for which a license is required by applicable laws, shall be licensed by the appropriate government authorities and approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord’s approval of such construction managers, contractors and subcontractors shall be without liability to or recourse against Landlord, shall not release Tenant from its obligations to comply strictly with the provisions of this Third Amendment and the Lease, shall not constitute any warranty by Landlord regarding the adequacy, professionalism, competence or experience of the approved construction manager, contractor, or subcontractor, and shall not relieve Tenant from obtaining Landlord’s express prior written approval if Tenant seeks to employ any other or additional construction manager, contractor or subcontractor. Tenant may choose, in its sole discretion, to contract with contractors and subcontractors that use union or non-union labor, subject to Landlord’s reasonable approval. Promptly following completion of the Tenant’s Existing Premises Work and Tenant’s New Expansion Premises Work, respectively, Tenant shall furnish to Landlord lien waivers and releases, in form reasonably satisfactory to Landlord, from all construction managers, contractors, subcontractors, and materialmen furnishing work, services or materials in connection with such work. If Landlord employs an architect or base building contractor, such architect or base building contractor shall cooperate with Tenant for the completion of Tenant’s Third Amendment Work.

(g)    At Tenant’s request, Landlord shall join in any applications for any authorizations required from any government authority in connection with Tenant’s Third Amendment Work to which Landlord has consented, and otherwise cooperate with Tenant in connection with Tenant’s Third Amendment Work, but Landlord shall not be obligated to incur any expense or obligation in connection with any such applications or cooperation.

(h)    Tenant shall not place a load on any floor of the Existing Premises or the New Expansion Premises exceeding the floor load per square foot placed on any portion of the Existing Premises prior to the date hereof and which is allowed by any applicable laws.

(i)    Tenant shall be liable for any damage caused to any part of the Building, including its fixtures and equipment, arising from, or as a result of, Tenant’s Third Amendment Work. If Tenant performs with Landlord’s approval any work on the roof of the Building (for example, in connection with repair, maintenance, or installation of any air conditioning system), Tenant shall use only a contractor approved by Landlord for such work and shall not do or cause anything to be done which would invalidate Landlord’s then effective roof warranty for the Building. Tenant shall also be responsible for promptly repairing (including any necessary replacement) any damage to the roof or Building caused by such work; provided that Landlord may, at its option, upon seven (7) business days’ written notice to Tenant, complete any such repair or replacement, in which event Tenant shall reimburse Landlord for all actual and reasonable out-of-pocket costs incurred by Landlord in connection therewith within thirty (30) days after Tenant is billed therefor.

Ex. B – Page 3

(j)    On or before the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s expense, remove from the Building (a) all Tenant’s Third Amendment Improvements which Landlord designates for removal in a notice given by Landlord to Tenant at the time of Landlord’s approval of the plans for such Third Amendment Improvements, and (b) Tenant’s trade fixtures, equipment and personal property which are removable without material damage to the Resulting Premises or the Building (“Tenant’s Third Amendment Property”). Tenant shall repair any damage to the Premises, and/or the Property, caused by the installation or removal of Tenant’s Third Amendment Property, signs or Tenant’s Third Amendment Improvements. Except as expressly provided in this Section, Tenant’s Third Amendment Improvements shall not be removed. Any Tenant’s Third Amendment Property or Tenant’s Third Amendment Improvements that Tenant was required to remove and which are not removed by Tenant by the expiration or earlier termination of the Lease shall be deemed abandoned and may, at Landlord’s option, be retained as Landlord’s property or disposed of by Landlord at Tenant’s expense.

2.      Existing Premises TI Allowance.

(a)    During the Lease Term and subject to the terms of this Section and the Lease, Landlord shall reimburse or credit to Tenant, as applicable, up to a maximum contribution of Four Hundred Sixty-One Thousand Six Hundred Seventy and 00/100 Dollars ($461,670.00) (the “Existing Premises TI Allowance”). The Existing Premises TI Allowance will be provided as a reimbursement of money actually expended by Tenant in connection with Tenant’s Existing Premises Work and shall be distributed in accordance with Subsection (b) of this Section 2. Notwithstanding anything to the contrary herein, to the extent that any portion of the Existing Premises TI Allowance remains unused, beginning on the NEP Rent Commencement Date Tenant may apply up to Seven and 50/100 Dollars ($7.50) per rentable square foot of the Existing Premises, totaling Three Hundred Forty-Six Thousand Two Hundred Fifty-Two and 50/100 Dollars ($346,252.50) (the “Base Rent Credit Amount”), toward the Base Rent then in effect for the Existing Premises; provided, however, that Tenant may not apply such Base Rent Credit Amount towards more than twenty five percent (25%) of any one monthly Base Rent payment for a given month except in accordance with the following sentence. Any time after the date that is three (3) months following the NEP Rent Commencement Date but before the date that is twelve (12) months following the NEP Rent Commencement Date, Landlord may, upon 30 days’ written notice to Tenant, elect to have Tenant apply the remaining balance of the Base Rent Credit Amount towards the Base Rent attributable to the following calendar month(s), provided that in no event shall Landlord’s election serve to reduce the amount of the Base Rent Credit Amount. Notwithstanding anything to the contrary herein, Tenant shall not be entitled to any portion of the Existing Premises TI Allowance that exceeds the Base Rent Credit Amount after the date that is twelve (12) months after the NEP Rent Commencement Date, it being agreed that (i) such amounts shall accrue to the sole benefit of Landlord, and (ii) Tenant shall not be entitled to any credit, offset abatement or payment with respect thereto. The Existing Premises TI Allowance may be applied by Tenant for the following: (i) costs of design, preparation, permitting, renovation and construction of the Existing Premises in connection with Tenant’s Existing Premises Work, and (ii) as a credit towards Base Rent, strictly in accordance with the preceding sentence. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for any costs of Tenant’s Existing Premises Work in excess of the Existing Premises TI Allowance and shall pay for any out-of-pocket costs in excess of the Existing Premises TI Allowance expended by Landlord for Tenant’s Existing Premises Work.

Ex. B – Page 4

(b)    Tenant shall deliver to Landlord documentation detailing the applicable costs, including, without limitation, invoices, bills or statements for the work completed or services rendered, and the materials and supplies used with respect to the Existing Premises Work, and Landlord shall make payment directly to Tenant within thirty (30) days of receipt thereof, which payment shall be applied to the Existing Premises TI Allowance. Notwithstanding anything contained herein to the contrary, Tenant may apply any unused portion of the Existing Premises TI Allowance toward the cost of the New Expansion Premises Work.

3.      New Expansion Premises TI Allowance.

(a)    Landlord shall reimburse Tenant up to a maximum contribution of Two Hundred Sixty-Nine Thousand Three Hundred Nine and 00/100 Dollars ($269,309.00) (the “New Expansion Premises TI Allowance”). The New Expansion Premises TI Allowance will be provided as a reimbursement of money actually expended by Tenant in connection with Tenant’s New Expansion Premises Work and shall be distributed in accordance with Subsection (b) of this Section 2(b). The New Expansion Premises TI Allowance may be applied by Tenant for the costs of design, preparation, renovation and construction of the New Expansion Premises in connection with Tenant’s New Expansion Premises Work; provided, however, that any portion of the New Expansion Premises TI Allowance that exceeds the cost of the Tenant’s New Expansion Premises Work or is otherwise remaining after the date that is twelve (12) months after the NEP Rent Commencement Date shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for any costs of Tenant’s New Expansion Premises Work in excess of the New Expansion Premises TI Allowance and shall pay for any out-of-pocket costs in excess of the New Expansion Premises TI Allowance expended by Landlord for Tenant’s New Expansion Premises Work.

(b)    Tenant shall deliver to Landlord documentation detailing the applicable costs, including, without limitation, invoices, bills or statements for the work completed or services rendered, and the materials and supplies used with respect to the New Expansion Premises Work, and Landlord shall make payment directly to Tenant within thirty (30) days of receipt thereof, which payment shall be applied to the New Expansion Premises TI Allowance. Notwithstanding anything contained herein to the contrary, Tenant may apply any unused portion of the New Expansion Premises TI Allowance toward the cost of the Existing Premises Work.

(c)    In addition to the New Expansion Premises TI Allowance, Landlord shall contribute up to One Thousand Nine Hundred Seventeen and 12/100 Dollars ($1,917.12) (i.e., $0.12 per rentable square foot of the Resulting Premises) (the “Landlord’s Plans Contribution”) towards the cost of the New Expansion Premises Plans prepared by Tenant’s architect for the performance of Tenant’s New Expansion Premises Work. Landlord shall reimburse Tenant for the Landlord’s Plans Contribution within thirty (30) days of the New Expansion Premises Commencement Date, provided that Tenant has delivered to Landlord documentation detailing the applicable costs, including, without limitation, invoices, bills or statements for the work completed or services rendered, and the materials and supplies used.

Ex. B – Page 5

EXHIBIT B-1

TENANT’S EXISTING PREMISES WORK

Intentionally Omitted.

Ex. B-1 – Page 1

EXHIBIT B-2

EXISTING PREMISES CONSTRUCTION SCHEDULE

Intentionally Omitted.

Ex. B-2 – Page 1

EXHIBIT B-3

EXISTING PREMISES PLANS

Ex. B-3 – Page 1

EXHIBIT C

Intentionally Omitted.

Ex. C – Page 1

EXHIBIT C-1

NEW EXPANSION PREMISES WORK

Intentionally Omitted.

Ex. C-1 – Page 1

EXHIBIT C-2

NEW EXPANSION PREMISES CONSTRUCTION SCHEDULE

Intentionally Omitted.

Ex. C-2 – Page 1

EXHIBIT C-3

NEW EXPANSION PREMISES PLANS

Ex. C-3 – Page 1

EXHIBIT D

EXISTING RIGHTS WITH RESPECT TO EXPANSION SPACE AND ROFO SPACE

None.

Ex. D – Page 1

EXHIBIT E

EXPANSION SPACE

Ex. E – Page 1

EXHIBIT F

ROOF WORK

Ex. F – Page 1

EXHIBIT G

ROOF DECK RULES AND REGULATIONS

Ex. G – Page 1

EXHIBIT H

COMMON AREA UPGRADES

•

Landlord shall (i) carpet and paint all common stairways between the second and third floors, and (ii) renovate the restrooms on the second and third floors (including all restrooms on both the 85 Wells and 75 Wells sides of the Building). Landlord shall use its best efforts to complete such work within two (2) months after Substantial Completion of Tenant’s New Expansion Premises Work.

•	Landlord shall restore the Ethernet connection and improve the Wifi signal in the amphitheater.
•	Landlord shall make sure the exterior lights leading up to the 85 Wells entrance are working properly and illuminated during dark hours.

Ex. H – Page 1

EXHIBIT I

FURNITURE

Ex. H – Page 1